Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS FOURTH QUARTER AND YEAR-END 2013 RESULTS

TAMPA, Fla. (Feb. 12, 2014) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the fourth quarter and year ended December 31, 2013. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2013 was $42.9 million, or $0.97 per diluted share, compared with $48.8 million, or $1.11 per diluted share, for the fourth quarter of 2012. Adjusted (non-GAAP) net income for the fourth quarter of 2013 was $48.2 million, or $1.09 per diluted share, compared with $57.6 million, or $1.32 per diluted share, for the fourth quarter of 2012.

As determined under GAAP, the Company reported net income for the year 2013 of $175.3 million, or $3.98 per diluted share, compared with $184.7 million, or $4.22 per diluted share, for 2012. Adjusted net income for 2013 was $203.7 million, or $4.63 per diluted share, compared with $215.6 million, or $4.92 per diluted share, for 2012.

“In 2013, we delivered strong growth and further diversified our portfolio of government programs and markets,” said Dave Gallitano, chairman of the board and CEO. “While 2014 industry conditions are challenging, we are confident that we are well-positioned to capitalize on future prudent, profitable growth opportunities and advance our standing as a leader in government health care coverage.”

Highlights of Recent Accomplishments

•
For the year, premium revenue grew to over $9.4 billion, an increase of 29% compared with 2012, driven by a 59% percent increase in Medicare Advantage segment premium revenue and a 27% increase in Medicaid segment premium revenue.

•
WellCare closed its previously announced acquisition of Windsor Health Group effective January 1, 2014, adding Medicare Advantage plans in 192 counties in four southeastern states. In addition, Windsor strengthens WellCare’s Medicare Prescription Drug Plan (PDP) segment with new products and membership in 11 of the Centers for Medicare & Medicaid Services (CMS) regions. The Company also entered the Medicare Supplement insurance market as a result of the acquisition.

•
Medicare Advantage membership increased approximately 18% as of January 2014 compared with December 2013 as a result of the Windsor acquisition and sales activity during the Medicare Open Enrollment period. For 2014, WellCare offers Medicare Advantage HMO plans in 402 counties across 18 states.

•
PDP segment membership reached over 1.2 million individuals in January 2014, up from 797,000 in December 2013 due to strong sales activity during the Medicare Open Enrollment period, as well as members acquired through the Windsor acquisition. For 2014, WellCare’s PDP bids were below the benchmarks in 30 of the 33 CMS regions for which the Company submitted bids.

•
In January 2014, WellCare enrolled its first members in the New Jersey Medicaid program. New Jersey is WellCare’s ninth Medicaid state. The Company continues to work toward the approval of its acquisition of membership and certain other assets of Healthfirst Health Plan of New Jersey, Inc. (Healthfirst NJ), which is anticipated to occur during the second quarter of 2014.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

•
In November 2013, WellCare completed an offering of senior unsecured notes, issuing $600 million in notes due November 2020 at a yield of 5.75%. The Company also entered into a new $300 million senior unsecured revolving credit facility, replacing and terminating the previous senior secured credit facility. The new, long-term capital provides WellCare with additional flexibility to pursue growth opportunities.

•
Throughout 2013, WellCare maintained a disciplined approach to ensuring a competitive cost structure. As a result, the Company reduced its adjusted administrative expense ratio by approximately 20 basis points compared with 2012, despite the sales and marketing expense associated with WellCare’s significant Medicare Advantage membership growth.

Company Operations for the Fourth Quarter of 2013

Adjusted net income per diluted share for the fourth quarter of 2013 decreased $0.23 compared with the same period in 2012, primarily due to increases in the PDP and Medicare Advantage segments’ medical benefits ratios (MBRs), higher interest expense, and a higher effective income tax rate. These factors were offset partially by increases in the Medicaid and Medicare Advantage segments’ premium revenue and decreases in the adjusted administrative expense ratio and Medicaid segment MBR.

Membership as of December 31, 2013, increased 7% to 2.8 million compared with the same period in 2012. Premium revenue for the fourth quarter of 2013 increased 23% year over year to $2.4 billion. Medical benefits expense for the fourth quarter of 2013 was $2.1 billion, an increase of 25% from the fourth quarter of 2012.

Selling, general and administrative (SG&A) expense as determined under GAAP was $219 million in the fourth quarter of 2013, compared with $193 million for the same period in 2012. Adjusted (non-GAAP) SG&A expense was $210 million in the fourth quarter of 2013, an increase of 17% from $179 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions. The adjusted administrative expense ratio was 8.7% in the fourth quarter of 2013, compared with 9.1% for the same period in 2012. The decrease in the ratio resulted from improved operating leverage and productivity gains, offset in part by investments in growth and service initiatives.

Medicaid Segment Operations

Medicaid segment membership increased by 172,000, or 11% year over year, to 1.8 million members as of December 31, 2013. The increase resulted mainly from growth in the Kentucky and Florida programs and the acquisitions in Missouri and South Carolina in early 2013. These gains were partially offset by the Company’s departure from the Ohio Medicaid program in June 2013. Premium revenue was $1.5 billion for the fourth quarter of 2013, an increase of 24% year over year, and was driven by changes in the demographic and geographic mix of membership as well as an increase in membership. The Medicaid segment MBR of 88.4% for the fourth quarter of 2013 was consistent with the Company’s expectation. The MBR decreased 30 basis points compared with 88.7% in the fourth quarter of 2012 mainly as a result of improvement in the Kentucky program performance.

Medicare Advantage Segment Operations

Medicare Advantage segment membership as of December 31, 2013, increased by 77,000 year over year, or 36%, to 290,000 members. Premium revenue for the quarter grew 37% year over year to $785 million. The growth resulted primarily from the Company’s California health plan acquisition as well as organic sales activity in New York, Florida, Georgia, and Texas. The Medicare Advantage segment MBR was 88.0% for the fourth quarter of 2013, which was consistent with the Company’s expectation. The MBR increased 110 basis points from 86.9% in the fourth quarter of 2012 primarily due to the performance of the Company’s California plan, partially offset by the improved performance of plans in other markets.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

Prescription Drug Plan Segment Operations

PDP segment membership as of December 31, 2013, decreased 72,000 year over year, or 8%, to 797,000 members. The decrease primarily was due to a reduction in membership assigned to WellCare’s plans by CMS, offset in part by growth in the Company’s enhanced PDP product. Premium revenue for the quarter decreased 19% to $173 million as a result of the membership decline and the outcome of the 2013 bids. In line with the Company’s expectation, the PDP segment MBR was 74.6% in the fourth quarter of 2013. The MBR increased from 66.9% in the fourth quarter of 2012, principally as a result of the performance of the Company’s enhanced product.

Cash Flow and Financial Condition

Net cash provided by operating activities as determined under GAAP was $178.9 million for the year ended December 31, 2013, compared with net cash used in operating activities of $30.7 million for the year ended December 31, 2012.

On a non-GAAP basis, modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $296.5 million for the year ended December 31, 2013, compared with net cash provided by operating activities of $145.1 million for the same period in 2012.

As of December 31, 2013, unregulated cash and investments were approximately $495 million, compared with $392 million as of September 30, 2013. The increase resulted primarily from the $588 million in net proceeds received from the November 2013 senior note issuance and from dividends received from the Company’s regulated subsidiaries, partially offset by the payoff of the Company’s previous $337 million term loan as well as the $134 million advance of the purchase price for Windsor Health Group.

Days in claims payable were 42 days as of December 31, 2013, compared with 41 days as of September 30, 2013, and 40 days as of December 31, 2012.

Financial Outlook

WellCare currently anticipates that for the year ending December 31, 2014, adjusted net income per diluted share will be between approximately $3.75 and $4.05. Following are highlights of certain important 2014 developments that are impacting the Company’s guidance:

	Estimated Impact to Adjusted Net Income per Diluted Share
Affordable Care Act (ACA) health insurer fee (ACA fee) expense, net of state Medicaid program reimbursement	$1.17	to	$1.26
Incremental expenses to strengthen operational and quality infrastructure	0.35	to	0.45
Growth initiatives expenses including the Florida Managed Medical Assistance program implementation	0.25	to	0.30
Increase in interest expense compared with 2013 due to November 2013 issuance of senior notes and other changes in debt capital structure	0.32	to	0.34

WellCare also anticipates that capital expenditures will increase by as much as 50% in 2014 compared with 2013 primarily as a result of additional investments to strengthen the Company’s infrastructure and growth initiatives.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

Important elements of the Company’s 2014 financial outlook are as follows:

•	Premium revenue is expected to be between $11.60 and $11.75 billion.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-year Changes	MBRs
Medicaid	Increase 22% to 23%	87.25% to 88.25%
Medicare Advantage	Increase 22% to 24%	85.00% to 86.00%
Medicare PDP	Increase 33% to 37%	83.25% to 84.25%

•	The adjusted administrative expense ratio is expected to be between approximately 8.6% and 8.7%. The Company intends to report the ACA fee expense separately from SG&A expense.

•	The ACA fee expense is expected to be between approximately $125 and $135 million. This amount does not reflect the anticipated reimbursement by state Medicaid government customers.

•	Interest expense is anticipated to be between $38 and $39 million.

•	The effective income tax rate is expected to be between 50.5% and 51.5%.

The Company’s outlook does not include the pending acquisition of certain assets from Healthfirst NJ. In 2014, the Company’s new Medicare Supplement products will be reported within the Medicare Advantage segment. All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

Webcast

A discussion of WellCare’s fourth quarter 2013 results will be webcast live on Wednesday, February 12, 2014, beginning at 8:30 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 2.8 million members nationwide as of December 31, 2013. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, premium revenue as described in this news release excludes the impact of premium taxes. Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes. Additionally, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations. Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted (non-GAAP) results.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook, the timing of the closing of the Healthfirst NJ acquisition, and reimbursement of the ACA fee by state Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, WellCare’s ability to estimate and manage medical benefits effectively, WellCare’s ability to negotiate with its state Medicaid customers regarding reimbursement of the ACA fee, the satisfaction of the closing conditions for the acquisition and the receipt of regulatory approval for the acquisition.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Premium	$2,417.2	$1,964.9	$9,433.4	$7,318.0
Medicaid premium taxes	16.6	21.2	75.7	82.2
Total premium	2,433.8	1,986.1	9,509.1	7,400.2
Investment and other income	5.0	2.0	18.8	8.8
Total revenues	2,438.8	1,988.1	9,527.9	7,409.0

Expenses:
Medical benefits	2,110.7	1,686.5	8,258.6	6,303.9
Selling, general and administrative	218.9	193.3	856.5	690.8
Medicaid premium taxes	16.6	21.2	75.7	82.2
Depreciation and amortization	12.3	8.9	44.1	31.6
Interest	6.1	0.8	11.9	4.1
Total expenses	2,364.6	1,910.7	9,246.8	7,112.6

Income from operations	74.2	77.4	281.1	296.4
Loss on extinguishment of debt	(2.8)	–	(2.8)	–
Income before income taxes	71.4	77.4	278.3	296.4
Income tax expense	28.5	28.6	103.0	111.7
Net income	$42.9	$48.8	$175.3	$184.7

Net income per common share:
Basic	$0.98	$1.13	$4.03	$4.29
Diluted	$0.97	$1.11	$3.98	$4.22

Weighted average common shares outstanding:
Basic	43,731,435	43,205,782	43,535,927	43,104,216
Diluted	44,084,916	43,823,873	44,000,563	43,826,285

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in millions except share data)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,482.5	$1,100.5
Investments	314.7	220.3
Premiums receivable, net	490.7	387.3
Pharmacy rebates receivable, net	165.5	126.8
Funds receivable for the benefit of members	93.5	126.7
Income taxes receivable	7.1	15.6
Prepaid expenses and other current assets, net	115.0	96.3
Deferred income tax asset	23.7	27.2
Total current assets	2,692.7	2,100.7

Property, equipment and capitalized software, net	147.4	131.5
Goodwill	236.8	223.8
Other intangible assets, net	66.5	53.0
Long-term investments	80.4	96.7
Restricted investments	82.5	67.4
Deposits and other assets	144.4	2.4
Total Assets	$3,450.7	$2,675.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$953.4	$733.0
Unearned premiums	0.2	0.1
Accounts payable	22.3	18.6
Other accrued expenses and liabilities	187.7	221.1
Current portion of amount payable related to investigation resolution	36.2	37.3
Current portion of long-term debt	–	15.0
Other payables to government partners	37.3	88.3
Total current liabilities	1,237.1	1,113.4

Deferred income tax liability	55.4	42.1
Amount payable related to investigation resolution	34.1	68.2
Long-term debt	600.0	120.0
Other liabilities	6.2	8.7
Total liabilities	1,932.8	1,352.4

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,766,645 and 43,212,375 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	0.4	0.4
Paid-in capital	489.4	469.4
Retained earnings	1,029.4	854.1
Accumulated other comprehensive loss	(1.3)	(0.8)
Total stockholders' equity	1,517.9	1,323.1
Total Liabilities and Stockholders' Equity	$3,450.7	$2,675.5

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2013	2012
Cash provided by (used in) operating activities:
Net income	$175.3	$184.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	44.1	31.6
Equity-based compensation expense	12.5	14.9
Loss on extinguishment of debt	2.8	–
Loss on disposal of fixed assets and asset impairment charges	9.0	0.2
Incremental tax benefit from equity-based compensation	(3.6)	(3.8)
Deferred taxes, net	15.5	18.8
Provision for doubtful receivables	10.6	16.6
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(77.3)	(180.3)
Pharmacy rebates receivable, net	(38.7)	(12.4)
Prepaid expenses and other current assets, net	(13.7)	(29.0)
Medical benefits payable	148.8	(38.6)
Unearned premiums	0.1	–
Accounts payable and other accrued expenses	(30.8)	14.9
Other payables to government partners	(51.0)	(12.1)
Amount payable related to investigation resolution	(35.2)	(45.8)
Income taxes receivable/payable, net	9.8	7.8
Other, net	0.7	1.8
Net cash provided by (used in) operating activities	178.9	(30.7)

Cash used in investing activities:
Acquisitions, net of cash acquired	(40.5)	(126.6)
Cash advanced for acquisitions	(133.6)	–
Purchases of investments	(416.7)	(465.6)
Proceeds from sale and maturities of investments	375.8	436.8
Purchases of restricted investments	(45.8)	(36.6)
Proceeds from maturities of restricted investments	32.3	30.5
Additions to property, equipment and capitalized software, net	(62.0)	(61.3)
Net cash used in investing activities	(290.5)	(222.8)

Cash provided by financing activities:
Proceeds from debt, net of financing costs paid	816.4	(0.6)
Proceeds from exercises of stock options	10.3	9.4
Incremental tax benefit from equity-based compensation	3.6	3.8
Repurchase and retirement of shares to satisfy tax withholding requirements	(4.1)	(6.5)
Payments on debt	(365.0)	(11.3)
Payments on capital leases	(1.6)	(2.2)
Funds received (paid) for the benefit of members, net	34.0	36.3
Net cash provided by financing activities	493.6	28.9

Increase (decrease) in cash and cash equivalents	382.0	(224.6)
Balance at beginning of period	1,100.5	1,325.1
Balance at end of period	$1,482.5	$1,100.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$80.5	$101.0
Cash paid for interest	$6.3	$3.6

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$2.9	$3.3

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	As of December 31,
	2013	2012
Membership by Program
Medicaid Membership
TANF	1,317,000	1,212,000
CHIP	212,000	207,000
SSI, ABD and duals	206,000	146,000
Other programs	24,000	22,000
Total Medicaid Membership	1,759,000	1,587,000

Medicare Membership
Medicare Advantage	290,000	213,000
Prescription Drug Plan	797,000	869,000
Total Medicare Membership	1,087,000	1,082,000
Total Membership	2,846,000	2,669,000

Medicaid Membership by State
Georgia	540,000	570,000
Florida	486,000	454,000
Kentucky	292,000	207,000
Illinois	141,000	141,000
Missouri	104,000	—
Other States	196,000	215,000
Total Medicaid Membership	1,759,000	1,587,000

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Premium revenue:
Medicaid:
Georgia	$370.8	$370.4	$1,513.5	$1,460.8
Kentucky	366.5	225.7	1,318.3	723.7
Florida	294.7	257.5	1,109.3	970.9
Other states	427.9	327.4	1,644.4	1,233.6
Medicaid premium taxes	16.6	21.2	75.7	82.2
Total Medicaid	1,476.5	1,202.2	5,661.2	4,471.2

Medicare:
Medicare Advantage plans	784.7	571.9	3,071.0	1,936.4
Prescription Drug plans	172.6	212.0	776.9	992.6
Total Medicare	957.3	783.9	3,847.9	2,929.0
Total Premium Revenue	$2,433.8	$1,986.1	$9,509.1	$7,400.2

Medical benefits ratios:
Medicaid, including premium tax	87.4%	87.1%	87.0%	87.0%
Medicaid	88.4%	88.7%	88.2%	88.7%
Medicare Advantage	88.0%	86.9%	86.6%	84.2%
Prescription Drug Plans	74.6%	66.9%	86.5%	78.7%
Company, including premium tax	86.7%	84.9%	86.9%	85.2%
Company	87.3%	85.8%	87.5%	86.1%

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in millions except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended December 31, 2013				For the Three Months Ended December 31, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$218.9	$(8.9)	(a) (b)	$210.0	$193.3	$(14.1)	(a) (b)	$179.2
Income tax expense	$28.5	$3.6	(c)	$32.1	$28.6	$5.3	(c)	$33.9
Net income	$42.9	$5.3		$48.2	$48.8	$8.8		$57.6

Net income per share:
Basic	$0.98	$0.12		$1.10	$1.13	$0.21		$1.33
Diluted	$0.97	$0.12		$1.09	$1.11	$0.21		$1.32

	For the Year Ended December 31, 2013				For the Year Ended December 31, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$856.5	$(57.3)	(a) (b)	$799.2	$690.8	$(51.6)	(a) (b)	$639.2
Income tax expense	$103.0	$28.9	(c)	$131.9	$111.7	$20.7	(c)	$132.4
Net income	$175.3	$28.4		$203.7	$184.7	$30.9		$215.6

Net income per share:
Basic	$4.03	$0.65		$4.68	$4.29	$0.71		$5.00
Diluted	$3.98	$0.65		$4.63	$4.22	$0.70		$4.92

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $8.3 million and $13.3 million, respectively, during the three months ended December 31, 2013 and 2012, and $54.8 million and $47.7 million, respectively, during the years ended December 31, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.6 million and $0.8 million, respectively, during the three months ended December 31, 2013 and 2012, and $2.5 million and $3.9 million, respectively, during the years ended December 31, 2013 and 2012.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $3.6 million and $5.3 million, respectively, during the three months ended December 31, 2013 and 2012, and $28.9 million and $20.7 million, respectively, during the years ended December 31, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports Fourth Quarter and Year-End 2013 Results

February 12, 2014
WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports the administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid premium taxes and expenses associated with government investigations and related litigation on this ratio.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Company premium revenue:
As determined under GAAP	$2,433.8	$1,986.1	$9,509.1	$7,400.2
Medicaid premium taxes	(16.6)	(21.2)	(75.7)	(82.2)
Total premium revenue net of Medicaid premium taxes (Non-GAAP)	$2,417.2	$1,964.9	$9,433.4	$7,318.0

Administrative expense ratio:
As determined under GAAP	9.0%	9.7%	9.0%	9.3%
Impact of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Excluding Medicaid premium taxes	9.1%	9.8%	9.1%	9.4%
Selling, general and administrative expense adjustments(a)	(0.4%)	(0.7%)	(0.6%)	(0.7%)
Adjusted (Non-GAAP)	8.7%	9.1%	8.5%	8.7%

(a)
Results from expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedules above.

Reconciliation of GAAP Net Cash Provided by or Used in Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in millions)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, provision for doubtful receivables, unearned premiums, and other net receivables from, and payables to, government customers. The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	Year Ended December 31,
	2013	2012
Net cash provided by (used in) operating activities, as reported under GAAP	$178.9	$(30.7)
Modifications to eliminate changes in:
Premiums receivable, net	77.3	180.3
Provision for doubtful receivables	(10.6)	(16.6)
Unearned premiums	(0.1)	–
Other payables to government partners	51.0	12.1
Net cash provided by operating activities, modified for the timing of receipts from and payments to government clients	$296.5	$145.1

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